Gouverneur Bancorp Announces 2004 Third Quarter and Nine Months Results


Gouverneur, New York, August 4, 2004: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the third quarter and nine months ended June 30, 2004.

For the three months ended June 30, 2004, the Company reported net income of $239,000, or $0.11 per diluted share, representing an increase of $78,000, or 48.4% over last year's net income of $161,000, or $0.07 per diluted share. The annualized return on average assets and average equity for the three months ended June 30, 2004 were 0.98% and 5.36% respectively.

For the nine months ended June 30, 2004, the Company reported net income of $669,000, or $0.30 per diluted share, representing an increase of $240,000, or
55.9 %, over last year's net income of $429,000, or $0.19 per diluted share. The annualized return on average assets and average equity for the nine months ended June 30, 2004 were 0.94% and 5.02% respectively.

Total assets grew $8.0 million, or 8.9%, from $90.0 million at September 30, 2003 to $98.0 million at June 30, 2004, while total loans increased $9.6 million, or 14.8%, from $64.9 million to $74.5 million over the same period.

Non-performing loans and non-accrual loans were $691,000 and $254,000 at June 30, 2004, compared to $703,000 and $478,000 respectively at September 30, 2003. The allowance for loan losses was $712,000, or 0.96%, at June 30, 2004 as compared to $655,000, or 1.01% of total loans outstanding at September 30, 2003.

Deposits increased $2.1 million, or 3.6%, to $60.5 million at June 30, 2004 from $58.4 million at September 30, 2003. Advances from the Federal Home Loan Bank ("FHLB") increased from $12.2 million at September 30, 2003 to $18.0 million at June 30, 2004.

Shareholders' equity was $17.9 million at June 30, 2004, an increase of 1.7% over the September 30, 2003 balance of $17.6 million. The book value of Gouverneur Bancorp, Inc. was $7.84 per common share based on 2,283,109 shares outstanding at June 30, 2004. The company paid a semi-annual cash dividend of $0.13 per share to all holders of our stock, including Cambray Mutual Holding Company, on March 31, 2004.

Commenting on the results, Mr. Richard F. Bennett, President and Chief Executive Officer said, "Our interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, has remained strong all year averaging 3.91% for the first nine months of our 2004 fiscal year versus 3.52% for the same period in the 2003 fiscal year. However, due to an expected rise in interest rates over the coming months, the cost of funds may increase at a faster rate than interest-earning assets and our margin may be negatively affected. Our continued growth in loans will help to offset the expected tightening."

Mr. Bennett continued, "We continue to see strong demand for our mortgage products. Each of our offices has experienced loan growth this fiscal year as Alexandria Bay's loan portfolio increased by $2.9 million from $23.0 million at September 30, 2003 to $25.9 million at June 30, 2004. During the same time frame, Clayton's grew $3.5 million from $3.7 million to $7.2 million and

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Gouverneur added $2.7 million to grow from $35.7 million to $38.4 million. The balance of our growth came from USDA and SBA guaranteed loans as that portfolio grew $0.5 million from $2.5 million to $3.0 million over the same period."

The book value of Gouverneur Bancorp, Inc. was $7.84 per common share based on 2,283,109 shares outstanding at June 30, 2004. The company paid a semi-annual cash dividend of $0.13 per share to all holders of our stock, including Cambray Mutual Holding Company, on March 31, 2004.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.